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                     AMENDED AND RESTATED DISTRIBUTION PLAN

                              FIRST FUNDS: CLASS B

     THIS Distribution Plan (the "Distribution Plan"), made as of __________, 2003, is the plan of First Funds (the "Trust"), a business trust organized and existing under the laws of the Commonwealth of Massachusetts and registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), issuing separate series of shares designated as follows: Capital Appreciation Portfolio, Growth & Income Portfolio, Tennessee Tax-Free Portfolio, Intermediate Bond Portfolio, Cash Reserve Portfolio, and any future series established and designated by the Board of Trustees issuing Class B shares (each a "Portfolio").

1. This Distribution Plan, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the 1940 Act, for shares of beneficial interest of Class B ("Class B Shares") of each Portfolio set forth above

2. The Trust has entered into an Amended and Restated General Distribution Agreement on behalf of each Portfolio with ALPS Distributors, Inc. (the "Distributor") under which the Distributor uses all reasonable efforts, consistent with its other business interests, to secure purchasers of each Portfolio's shares including the Class B Shares. Such efforts may include, but neither are required to include nor are limited to, the following:

     (a) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising;
     (b)  preparation, printing and distribution of sales literature;
     (c) preparation, printing and distribution of prospectuses of each Portfolio and reports to recipients other than existing shareholders of each Portfolio;
     (d) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Distributor may from time to time deem advisable;
     (e) making payments to securities dealers and others engaged in the sale of Class B Shares; and
     (f) providing training, marketing and support to such dealers and others with respect to the sale of Class B Shares.

3. In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Amended and Restated General Distribution Agreement, Class B Shares of the Capital Appreciation Portfolio, the Growth & Income Portfolio, and the Cash Reserve Portfolio shall pay to the Distributor a fee at the annual rate of up to (and including) .75% of such Class' average daily net assets throughout the month, and Class B Shares of the Tennessee Tax-Free Portfolio and the Intermediate Bond Portfolio shall

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pay to the Distributor a fee at the annual rate of up to (and including) .60% of such Class' average daily net assets throughout the month, or such lesser amount as may be established from time to time by the Trustees of the Trust by resolution, as specified in this paragraph. Such fee shall be computed daily and paid monthly. The determination of daily net assets for each Portfolio shall be made at the close of business each day throughout the month and computed in the manner specified in each Portfolio's then current Prospectus for the determination of the net asset value of Class B Shares of such Portfolio, but shall exclude assets attributable to any other Class of each Portfolio. The Distributor may use all or any portion of the fee received pursuant to the Distribution Plan to compensate securities dealers or other persons who have engaged in the sale of Class B Shares pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.

4. From time to time the administrator, co-administrator, investment adviser, a co-adviser or sub-adviser to a Portfolio or the Trust may use its fee revenues as well as past profits or its resources from any other source, to make payments to the Distributor or other parties with respect to any expenses incurred in connection with the distribution of Class B shares of the Portfolio, and any such payments by such administrator, co-administrator, investment adviser, co-adviser or sub-adviser shall not constitute expenditures made pursuant to this Distribution Plan and shall not be subject to the limitation set forth in
Section 3. Notwithstanding the foregoing, to the extent that any payments made by Class B of any Portfolio to any such administrator, co-administrator, investment adviser, co-adviser or sub-adviser or any affiliate thereof, including payments made from such administrator's, co-administrator's, investment adviser's, a co-adviser's or sub-adviser's management or advisory fee, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of Class B of such Portfolio within the context of Rule 12b-1, then such payments shall be deemed to be authorized by this Distribution Plan but shall not be subject to the limitation set forth in
Section 3.

5. This Distribution Plan will become effective with respect to the Class B Shares of a Portfolio as of_____________, 2003, this Distribution Plan having been approved (a) by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreement related to the distribution Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Distribution Plan; and (b) by a vote of majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class B of the affected portfolios.

6. During the existence of this Distribution Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

7. This Distribution Plan shall, unless terminated as hereinafter provided, remain in effect until June 30, 2004 and from year to year thereafter; provided, however that such continuance is subject to approval annually by a vote of a majority of the Trustees of the

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Trust, including a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on this Distribution Plan.

8. This Distribution Plan may be amended with respect to the Class B Shares of a Portfolio, at any time by the Board of Trustees, provided that (a) any amendment to increase materially the maximum fee provided for in paragraph 3 hereof, must be approved by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class B of the affected Portfolio, and (b) any material amendment of this Distribution Plan must be approved in the manner provided in paragraph 5(a) above.

9. This Distribution Plan may be terminated with respect to the Class B Shares of a Portfolio, at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class B of the affected Portfolio.

10. During the existence of this Distribution Plan, the Trust shall require the Distributor to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended by the Distributor, administrator, co-administrator, investment adviser, co-adviser or sub-adviser in connection with financing any activity primarily intended to result in the sale of Class B Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

11. This Distribution Plan does not require the Distributor or the administrator, co-administrator, investment adviser, co-adviser or sub-adviser to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class B Shares.

12. In the event that Rule 2830 of the NASD Conduct Rules precludes any Portfolio of the Trust (or any NASD member) from imposing a sales charge (as defined in that Section) or any portion thereof, then the Distributor shall not make payments hereunder from the date that the Portfolio discontinues or is required to discontinue imposition of some or all of its sales charges. If the Portfolio resumes imposition of some or all of its sales charge, the Distributor will receive payments thereunder.

13. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Class B thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Class B of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or other Portfolios of the Trust or of any Trustee.

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14.  If any provision of the Distribution Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Distribution Plan shall not be affected thereby.